Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of scPharmaceuticals Inc. of our report dated March 24, 2020 relating to the consolidated financial statements of scPharmaceuticals Inc. and subsidiary, appearing in the Annual Report on Form 10-K of scPharmaceuticals Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Boston, Massachusetts

March 24, 2020